EXHIBIT 99.1
2710 Wycliff Road
Raleigh, NC 27607
Telephone: 919.783.4603
Fax: 919.783.4535
E-Mail: roselyn.bar@martinmarietta.com
Roselyn R. Bar
Senior Vice President, General Counsel and Corporate Secretary
March 20, 2008

TO:	Directors and Executive Officers
Martin Marietta Materials, Inc.

FROM:	Roselyn R. Bar

RE:	IMPORTANT NOTICE OF SPECIAL TRADING RESTRICTIONS DURING 401(k) PLAN BLACKOUT PERIOD
     This notice is to inform you that you will be subject to special trading restrictions regarding equity securities of Martin Marietta Materials, Inc. during an upcoming “blackout period” that will apply to the Company’s Performance Sharing Plan and Savings Investment Plan (the “401(k) Plans”). This special trading restriction is imposed on directors and executive officers of the Company by the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission Regulation BTR.
     The blackout period is being imposed because of the conversion to a new recordkeeper for the 401(k) Plans. The 401(k) Plans blackout period will begin on April 25, 2008 and will end the week of May 12, 2008 (the “Restricted Period”). During the Restricted Period, participants in the 401(k) Plans will not be able to access their accounts to direct or diversify their investments or obtain a distribution from the 401(k) Plans.
     In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of SEC Regulation BTR, the Company’s directors and executive officers are prohibited during the Restricted Period from purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or services as a director.
     The prohibition also applies to exercising stock options and other derivative securities and includes any transaction in which you have a pecuniary interest, such as transactions by your immediate family members living in your household. There is a presumption that all transactions in equity securities are prohibited unless you can establish that the securities were not acquired in connection with your employment as an executive officer or services as a director.
     Please call me at (919) 783-4603 with any questions related to this notice. As always, please let me know before you trade any securities of the Company to confirm that there are no restrictions and to coordinate the required filings.